Exhibit 99.2

HMK Mattress Holdings LLC

Independent Auditor’s Report

To the Members of HMK Mattress Holdings LLC:

We have audited the accompanying consolidated financial statements of HMK Mattress Holdings LLC (“the Company”), which comprise the consolidated statements of financial position as of January 2, 2016 and January 3, 2015, and the related consolidated statements of operations and comprehensive income, of change in members’ deficit and of cash flows for each of the years then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal controls relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMK Mattress Holdings LLC as of January 2, 2016 and January 3, 2015, and the results of their operations and their cash flows for each of the years then ended in accordance with accounting principles generally accepted in the United States of America.

March 10, 2016

PricewaterhouseCoopers LLP, 401 Broad Hollow Road, Melville, NY 11747

T: (631) 753 2700, F: (631) 753 2800, www.pwc.com/us

HMK Mattress Holdings LLC

Consolidated Statements of Financial Position

January 2, 2016 and January 3, 2015

(dollars in thousands)

	2015	2014
Assets
Current assets
Cash and cash equivalents	$67,014	$53,691
Accounts receivable - net of allowance of $1,552 and $101, in 2015 and 2014, respectively	1,503	700
Merchandise inventories, net	66,653	66,245
Prepaid expenses and other current assets	33,502	8,696
Total current assets	168,672	129,332
Goodwill and other intangible assets	46,186	46,186
Property and equipment, net	165,280	174,145
Restricted cash	2,547	4,425
Other assets	7,521	16,852
Total assets	$390,206	$370,940
Liabilities and Members’ Deficit
Current liabilities
Accounts payable	$86,495	$76,748
Notes payable	25,082	25,065
Accrued expenses	54,083	51,523
Customer deposits	20,810	22,639
Current maturities of long-term debt	9,074	6,536
Total current liabilities	195,544	182,511
Long-term debt	194,566	204,905
Deferred rent	23,770	19,143
Deferred revenue	588	417
Other liabilities	1,180	1,641
Total liabilities	415,648	408,617
Commitments and contingencies
Members’ deficit
Members’ deficit	(36,729)	(47,279)
Accumulated other comprehensive loss	(750)	(525)
Noncontrolling interest	12,037	10,127
Total members’ deficit	(25,442)	(37,677)
Total liabilities and members’ deficit	$390,206	$370,940

The accompanying notes are an integral part of these consolidated financial statements.

HMK Mattress Holdings LLC

Consolidated Statements of Operations and Comprehensive Income

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands)

	2015	2014
Net sales	$1,130,375	$1,052,961
Cost of goods sold	463,867	417,897
Gross profit	666,508	635,064
Operating expenses
Store expenses	494,107	468,026
General and administrative expenses	151,606	142,461
Total operating expenses	645,713	610,487
Income from operations	20,795	24,577
Other income (expense)
Interest income	216	3,457
Interest expense	(10,504)	(15,597)
Other income, net	4,482	205
Total other expense, net	(5,806)	(11,935)
Net income	14,989	12,642
Less: Net income attributed to the noncontrolling interest	(1,910)	(244)
Net income attributed to controlling interest	$13,079	$12,398
Comprehensive income
Net income	$14,989	$12,642
Unrealized loss on investments	—	(297)
Net change in fair value of interest rate swap	(225)	(525)
Comprehensive income	14,764	11,820
Noncontrolling interest share in comprehensive income	(1,797)	18
Comprehensive income attributable to controlling interest	$12,967	$11,838

The accompanying notes are an integral part of these consolidated financial statements.

HMK Mattress Holdings LLC

Consolidated Statements of Members’ Deficit

For the Years Ended January 2, 2016 and January 3, 2015

(in thousands, except share data)

										Accumulated
	Preferred Units		Common Units		Profits Units	Additional				Other		Total
	Number		Number			Paid-In	Accumulated	Member	Members’	Comprehensive	Noncontrolling	Members’
	of Units	Amount	of Units	Amount	Amount	Capital	Deficit	Receivable	Deficit	Income (Loss)	Interest	Deficit

Balances at December 28, 2013	161,567	$161,567	36,632,403	$366,324	$5,367	$6,283	$(603,702)	$—	$(64,161)	$297	$—	$(63,864)
Net income							12,398		12,398		244	12,642
Distributions							(1,275)		(1,275)			(1,275)
Consolidation of Variable Interest Entity						4,175			4,175		9,883	14,058
Accretion of Preferred Units	7,391	7,391				(7,391)			—			—
Share based compensation - Profits Units					1,584				1,584			1,584
Unrealized loss on investments									—	(297)		(297)
Net change in fair value of interest rate swap									—	(525)		(525)
Balances at January 3, 2015	168,958	168,958	36,632,403	366,324	6,951	3,067	(592,579)	—	(47,279)	(525)	10,127	(37,677)

Net income							13,079		13,079		1,910	14,989
Distributions							(3,008)		(3,008)			(3,008)
Receivable from member of LLC (Note 3)								(1,600)	(1,600)			(1,600)
Accretion of Preferred Units	7,582	7,582				(3,067)	(4,515)		—			—
Share based compensation - Profits Units					2,079				2,079			2,079
Net change in fair value of interest rate swap	—	—	—	—	—	—	—	—	—	(225)	—	(225)
Balances at January 2, 2016	176,540	$176,540	36,632,403	$366,324	$9,030	$—	$(587,023)	$(1,600)	$(36,729)	$(750)	$12,037	$(25,442)

The accompanying notes are an integral part of these consolidated financial statements.

HMK Mattress Holdings LLC

Consolidated Statements of Cash Flows

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands)

	2015	2014

Cash flows from operating activities
Net income	$14,989	$12,642
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,406	20,715
Earnings from equity method investment	—	(371)
Amortization of deferred financing costs	1,431	1,631
Provision for losses on accounts receivable	1,451	(34)
Deferred rent	4,627	4,224
Realized gain on sale of investments	—	(605)
Gain on sale of real estate	(4,777)	—
Loss on disposal of property and equipment	295	401
Financing obligation	—	758
Change in fair value of interest rate swaps	(230)	(999)
Share based compensation - Profit Units	1,613	1,307
Officers’ life insurance	96	48
Changes in assets and liabilities:
Accounts receivable	(2,254)	655
Merchandise inventories	(408)	(7,240)
Prepaid expenses and other current assets	(24,806)	2,255
Other assets	7,804	(1,458)
Accounts payable	6,465	7,258
Deferred revenue	171	(632)
Other liabilities	—	(37)
Customer deposits payable	(1,829)	5,287
Accrued expenses	2,217	16,338
Net cash provided by operating activities	28,261	62,143

Cash flows from investing activities
Purchase of investments	—	(5,104)
Proceeds from sale of investments	—	21,211
Capital expenditures	(17,054)	(21,683)
Proceeds from sale of real estate, net	12,287	—
Restricted cash	1,878	(2,701)
Net cash used in investing activities	(2,889)	(8,277)

Cash flows from financing activities
Net borrowing from revolving credit facilities	17	—
Proceeds of long-term borrowings	—	667
Repayments of long-term borrowings	(7,801)	(13,064)
Distributions	(2,665)	(1,275)
Receivable from member of LLC	(1,600)	—
Financing cost	—	(720)
Net cash used in financing activities	(12,049)	(14,392)
Net increase in cash and cash equivalents	13,323	39,474

Cash and cash equivalents
Beginning of year	53,691	14,217
End of year	$67,014	$53,691

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$10,504	$12,562
Cash paid during the period for taxes	$59	$84

Supplemental disclosure of noncash investing and financing activities
Property and equipment included in accounts payable and accrued expenses	$3,282	$—
Tax distributions included in accrued expenses	$343	$—

The accompanying notes are an integral part of these financial statements.

HMK Mattress Holdings LLC

Notes to Consolidated Financial Statements

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands, except share data)

1.                                       Description of Business and Basis of Presentation

On March 30, 2012, a new holding company, HMK Mattress Holdings LLC (“HMK”) was created and all of the investments and operations of Sleepy’s Holdings, LLC, the former holding company, were transferred to HMK (the “Recapitalization”). The consolidated financial statements include the accounts of HMK and its wholly owned subsidiaries and consolidated entities, collectively (the “Company”). All intercompany balances and transactions have been eliminated in consolidation.

The Company is a retail distributor of bedding products (mattresses, frames, headboards and accessories). The Company operated 1,061 showrooms under the brands Sleepy’s and Mattress Discounters, which are located primarily in the Northeast region of the United States of America. The Company also distributes bedding products throughout the country through its omni-channel operations.

The Company’s consolidated financial statements are prepared on the basis of either a fifty-two or fifty-three week year, which ends on the Saturday closest to December 31 each year. The years ended January 2, 2016 and January 3, 2015 were 52 and 53 week periods, respectively. References to the year in the consolidated financial statements relates to the fiscal year rather than the calendar year.

In connection with the Recapitalization, the Company: (i) issued 36,579,903 Common Units and 4,204,187 Profits Units and sold 156,100 of Series A Preferred Units to an investment group (Note 11).

2.                                       Summary of Significant Accounting Policies

Estimates

In the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on other assumptions that it believes to be relevant under the circumstances. The results form the basis for making judgments about the carrying value of assets and liabilities that are not readily determinable. Significant estimates include the allowance for doubtful accounts, net realizable value of inventory, vendor allowances, recoverability of long-lived assets, goodwill and other indefinite lived intangible assets, valuations for the Profits Units and derivatives, sales returns and allowances, and self-insurance reserves. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt and equity instruments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents also include sales proceeds in the course of settlement from credit card merchant service providers, which typically convert to cash within two to four days of the original sales transaction. In addition, the Company provides customers with the ability to apply for credit with non-affiliated third parties at no material risk to the Company. The proceeds of financed sales which are in the course of funding by the finance companies, net of related fees, are also considered cash equivalents.

HMK Mattress Holdings LLC

Notes to Consolidated Financial Statements

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands, except share data)

The Company has a book overdraft that consists of outstanding checks, which are $21,366 and $1,525 at January 2, 2016 and January 3, 2015, respectively. These amounts are reflected as a component of accounts payable in the consolidated statements of financial position.

Restricted Cash

The mortgage relating to the Company’s new office and warehouse facility requires it to maintain certain assets as collateral (Note 9 (b)). At January 2, 2016 and January 3, 2015, the Company maintained restricted cash of $2,250 and $4,000, respectively.

Pursuant to an agreement with its insurance providers, the Company is required to provide for deposits in the form of restricted assets to be used to fund prior years’ worker’s compensation claims.  At January 2, 2016 and January 3, 2015, the balances in the accounts were $297 and $425, respectively.

Accounts Receivable

Receivables consist of balances due from customers and other parties. The Company’s customers and other parties pay for their purchases with cash, credit cards or through the use of credit accounts granted by third party financing companies or the Company. Receivables from credit card issuers and third party financing companies are included as a component of cash and cash equivalents. Nonfinanced retail consumer receivables are collected during the normal course of operations and included in accounts receivable. There is no significant concentration of credit risk.

The Company monitors collections of accounts receivable on a daily basis. The Company provides an allowance for doubtful accounts utilizing a methodology which considers historical write-offs and management’s judgment of expected losses. Receivables past due more than 60 days are considered delinquent. If necessary, the Company will send accounts to collection agencies. Receivables are charged off when collection appears doubtful.

Merchandise Inventories

Inventories, consisting of finished bedding products, are stated at the lower of cost or market value. Cost is determined by the first-in, first-out average cost method. Inventory reserves, which are charged to cost of goods sold, are established for slow moving and obsolete inventory and are re-evaluated periodically to give effect to sales results and changing market conditions.

Vendor Allowances

The Company receives certain allowances from its vendors in the normal course of business, which include rebates, discounts and cooperative advertising funds. These amounts are negotiated with vendors typically on an annual basis and are, at times, dependent on projected purchase volumes and advertising plans. The amounts are subject to changes in market conditions or marketing strategies of the vendors, and changes in product purchases. The Company records an estimate of earned allowances based on the latest information available with respect to purchase volumes, advertising plans, terms of vendor agreements and ongoing negotiations with vendors. Cooperative advertising funds are recorded as a reduction of advertising costs in the period in which the costs are incurred. Volume rebate allowances that are not a reimbursement of specific costs are recorded as a reduction of the cost of inventory and upon sale of the inventory is recorded in cost of goods sold.

HMK Mattress Holdings LLC

Notes to Consolidated Financial Statements

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands, except share data)

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of their economic lives or lease term. Repairs and maintenance costs which do not extend the useful lives of the asset are expensed as incurred. Upon retirement or disposal, the asset and related accumulated depreciation and amortization are eliminated from the respective accounts and the resulting gain or loss, if any, is included in the results of operations.

Internal Use Software

The Company capitalizes the costs of obtaining or developing internal-use computer software and costs to develop its website. Capitalization commences when the preliminary project stage of the application has been completed and it is probable that the project will be completed and used to perform the function intended. Amortization commences when the software is placed into service and is computed using the straight-line method over the useful lives of the underlying software, which is generally three years. The costs that are capitalized include qualifying internal labor and external direct costs of materials and services consumed in developing or obtaining internal use software.

Goodwill and Other Intangible Assets

Goodwill reflects the cost of an acquisition in excess of the fair values assigned to identifiable net assets acquired. Goodwill is not amortized, rather it is tested for impairment annually at year end, and more frequently if triggering events occur. In accordance with authoritative guidance, the Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value as a basis for determining whether it needs to perform a quantitative two-step goodwill impairment test. Only if the Company determines, based on its qualitative assessment, that it is more likely than not that a reporting unit’s fair value is less than its carrying value will it be required to perform a two step quantitative test. The first step of the quantitative test involves a comparison of the estimated fair value of a reporting unit to its carrying value amount, including goodwill. The second step of the quantitative test compares the implied fair value of the reporting unit’s goodwill with its goodwill carrying amount to measure the amount of impairment loss, if any. As required, the Company performed its impairment analysis and determined there was no goodwill impairment for the years ended January 2, 2016 and January 3, 2015, respectively.

Intangible assets include trademarks which are not amortized, but are subject to periodic impairment review. In the future, if events or market conditions affect the estimated fair value to the extent that an asset is impaired, the Company will adjust the carrying value of these assets in the period in which the impairment occurs. The Company believes its estimates are appropriate based upon current market conditions. However, future impairment charges could be required if projections are not met. As required, the Company performed its impairment analysis and determined there was no trademark impairment for the years ended January 2, 2016 and January 3, 2015, respectively.

HMK Mattress Holdings LLC

Notes to Consolidated Financial Statements

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands, except share data)

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in business circumstances indicate the carrying value of the assets may not be recoverable. When the estimated undiscounted future cash flows are less than their carrying amount, an impairment loss is recognized equal to the difference between the assets’ fair value and its carrying amount. No impairment losses have been recognized for the years ended January 2, 2016 and January 3, 2015, respectively.

Deferred Financing Costs

The Company paid certain costs in connection with obtaining financing under its long term debt (Note 9). These costs were capitalized as deferred financing costs and are being amortized over the term of the respective debt. The amortization of deferred financing costs is included as a component of interest expense in the statements of operation and comprehensive income. The unamortized deferred financing costs for the long term debt and the existing mortgages payable are included in other assets on the statements of financial position and amounted to $4,246 and $5,677 at January 2, 2016 and January 3, 2015, respectively. Amortization expense was $1,431 and $1,631 for the years ended January 2, 2016 and January 3, 2015, respectively.

Customer Deposits

Customer deposits consist of customer advance payments and deposits on credit sales for undelivered merchandise and cash collections on sales of undelivered merchandise.

Self-Insurance

The Company self-insures the exposure from losses related to worker’s compensation and medical. The Company accrues for incurred claims and claims incurred but not yet reported. Factors considered in estimating the insurance reserves are the nature of outstanding claims, estimated costs to settle existing claims, and loss history, as well as estimates provided by the insurance carriers. The Company believes that its reserves are sufficient to cover currently estimated exposures, but there can be no assurance that the Company will not incur liabilities in excess of recorded reserves. The reserve for self-insurance is included in accrued expenses and was approximately $10,584 and $10,799 for the years ended January 2, 2016 and January 3, 2015, respectively.

Derivative Financial Instruments

The Company uses derivatives for the purpose of hedging exposure to changes of interest rates. Changes in the fair value of derivatives that do not qualify for hedge accounting are recorded immediately in the statements of operations and comprehensive income. Changes in the fair value of derivatives that do qualify for hedge accounting are recorded as a component of accumulated other comprehensive loss in members’ deficit. The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned decreases in earnings and cash flows that may be caused by interest rate volatility. Derivative instruments used as part of the Company’s strategy include interest rate swaps. The Company enters into interest rate swaps to convert floating-rate debt to fixed rate debt.

The principal credit risk to the Company through its interest risk management strategy is the potential inability of the financial institution from which the derivative instrument was purchased.  If a counter party fails to fulfill its performance obligations, the Company’s risk of loss approximates the fair value of the derivative. To mitigate this risk, the Company purchases its derivative instruments from institutions with high credit ratings.

HMK Mattress Holdings LLC

Notes to Consolidated Financial Statements

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands, except share data)

The fair value of the Company’s interest rate swaps for the years ended January 2, 2016 and January 3, 2015 was $1,180 and $1,185, respectively, and are included in other liabilities. The Company recognized a gain of $230 and $999 during 2015 and 2014, respectively, arising from the change in the fair value of the interest rate swaps that do not qualify for hedge accounting. These gains and losses are recognized as a component of interest expense in the statements of operation and comprehensive income. On September 30, 2014, the Company entered into an interest rate swap, which qualifies for hedge accounting that has a fair value of $750 and $525 as of January 2, 2016 and January 3, 2015, respectively, and is included as a component of accumulated other comprehensive loss.

Leases

The Company has obligations under long-term noncancelable lease agreements, principally for its retail showrooms, corporate office, and warehouse space. These agreements are classified as operating leases. These agreements are subject to periodic escalation charges for increases in base rent and other charges. For these leases, the Company recognizes the related rental expense on a straight-line basis over the life of the lease, beginning with the point at which control and possession of the leased properties is obtained, and records differences between the amounts charged to operations and amounts paid as deferred escalating minimum rent. The liability for the deferred rent is stated separately on the consolidated statements of financial position.

Deferred Revenue

The Company at times receives financial incentives from certain service providers as an incentive to enter into multi-year service agreements. These credits are being recognized ratably over the contract periods of five to six years.

Revenue Recognition

Net sales are recognized upon purchases at the Company’s retail stores and from its website when the sales price is fixed or determinable, collectibility is reasonably assured and at the time the customers take possession of merchandise. Customer deposits are not recognized as revenue until the customer has taken possession of the merchandise. The Company records a provision for anticipated returns and allowances based on its historical experience. These provisions are charged directly against gross sales to arrive at net sales as reported in the consolidated statements of operations and comprehensive income. Revenues from shipping and handling fees charged to customers are included in net sales and were approximately $33,543 and $32,833 for the years ended January 2, 2016 and January 3, 2015, respectively.

Cost of Goods Sold

The Company’s cost of goods sold includes the direct costs of products sold, warehouse handling, and transportation costs.

Advertising Costs

The Company expenses advertising costs as incurred.  Advertising expenses were approximately $89,218 and $90,018 for the years ended January 2, 2016 and January 3, 2015, respectively.

HMK Mattress Holdings LLC

Notes to Consolidated Financial Statements

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands, except share data)

Share-Based Compensation

Share-based compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period) for time vesting and at the time performance is achieved or probable to be achieved for all performance based awards. The Company estimates the fair value of the Profits Units using an option-pricing model, which requires the input of significant assumptions. These assumptions include estimating the number of restricted years, the estimated volatility, the risk-free interest rate, the dividend yield, and the lack of marketability discount. The estimation of awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.

Fair Value of Financial Instruments

Management estimates that the fair value of all material financial instruments recognized in the consolidated financial statements, including cash and cash equivalents, accounts receivable, and accounts payable approximates their carrying value, due to the relatively short-term maturities of these instruments. In measuring the fair value of its debt, the Company considered its creditworthiness, nonperformance risk, terms and structure of the debt, among other factors.

The Company’s long term debt is stated at carrying value which is $203,640 at January 2, 2016. The fair value of the Company’s long term debt is based on current market rates available to the Company for similarly structured instruments and approximates its carrying value. Considerable judgment is required in interpreting market data to develop estimates of fair value. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of temporary cash investments and purchases from suppliers.

The Company places its temporary cash investments with financial institutions insured by the Federal Deposit Insurance Corporation (the “FDIC”). At times, such investments were in excess of the FDIC insurance limit.

The Company had net purchases from four suppliers of approximately $378,278 and $353,265 for the years ended January 2, 2016 and January 3, 2015, respectively.

Risks and Uncertainties

The strength of the demand for the Company’s products by its customers may be subject to various external factors including the overall condition of the economies in its key markets. The Company believes that it has taken appropriate actions to manage its business in light of the current and forecasted market for its products.

HMK Mattress Holdings LLC

Notes to Consolidated Financial Statements

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands, except share data)

Income Taxes

The Company is taxed as a partnership for federal income tax purposes. Pass-through entities such as partnerships are not subject to an entity-level federal income tax and are subject to entity-level taxes in certain state and local jurisdictions. The items of taxable income or loss pass through to the members and are reported on the members’ respective tax returns. The Company has provided for certain minimum taxes, as well as certain state and local taxes imposed by taxing authorities that tax limited liability companies as a separate business entity. The aggregate of such taxes are not material and are included in other expenses.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents. If this threshold is met, the Company measures the tax benefits as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. For the years ended January 2, 2016 and January 3, 2015, there were no material uncertain tax positions. The Company’s income tax returns subsequent to 2011 are subject to examination by the taxing authorities.

Accumulated Other Comprehensive Loss

Other comprehensive loss represents the change in members’ deficit resulting from transactions other than member’s investments and distributions. The Company’s comprehensive income includes net income, net unrealized gains (losses) on investments, and the fair value of its interest rate swap qualifying for hedge accounting.

3.                                       Consolidation of Variable Interest Entity

On November 6, 2006, a subsidiary of the Company entered into an arrangement with an unrelated third party to purchase land as tenants in common and build office and warehouse space (the “Project”) that would be leased to the Company. The investment was accounted for under the equity method of accounting as the Project did not meet the criteria for consolidation.

Effective September 30, 2014, the Project ownership was restructured through the formation of a Limited Liability Company (“LLC”), of which 50% is owned by the Company. Pursuant to Accounting Standard Codification (“ASC”) 810-10, the LLC is now considered a variable interest entity and the Company is considered the primary beneficiary. As a result, the Company accounts for the Project utilizing the consolidation method of accounting and all operating results and the balance sheet of the LLC is consolidated with a corresponding noncontrolling interest presented in the consolidated financial statements.

At January 2, 2016 and January 3, 2015, the total assets of the LLC were $56,711 and $60,891, respectively, and total liabilities were $48,298 and $48,547, respectively.

For the fiscal years 2015 and 2014, total revenue of the LLC was $6,597 and $1,099, respectively. The Company’s portion of the net income from the LLC was $1,910 and $244 for the fiscal years 2015 and 2014, respectively.

HMK Mattress Holdings LLC

Notes to Consolidated Financial Statements

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands, except share data)

4.                                       Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets as of January 2, 2016 and January 3, 2015 consist of the following:

	2015	2014
Prepaid rent	$17,481	$527
Other receivable	7,858	—
Prepaid worker’s compensation	3,104	3,674
Prepaid maintenance	2,193	1,982
Other current assets	1,313	1,774
Prepaid real estate taxes	797	739
Prepaid advertising	756	—
Total	$33,502	$8,696

The increase in prepaid rent is due to rent payments made as of January 2, 2016 for the month of January.

5.                                       Goodwill and Other Intangible Assets

Goodwill and intangible assets, not subject to amortization, as of January 2, 2016 and January 3, 2015 consist of the following:

	2015	2014
Goodwill	$29,105	$29,105
Trademarks	17,081	17,081
Total	$46,186	$46,186

HMK Mattress Holdings LLC

Notes to Consolidated Financial Statements

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands, except share data)

6.                                       Property and Equipment

Property and equipment and the estimated lives used in the computation of depreciation and amortization at January 2, 2016 and January 3, 2015, are as follows:

	Useful Lives in Years	2015	2014
Land	—	$27,319	$30,030
Buildings and improvements	39	107,711	118,910
Leasehold improvements	lesser of useful life or life of lease	79,681	71,066
Computers and computer software	5-7	39,027	33,672
Capitalized software	3	38,649	34,642
Machinery, equipment and vehicles	5	16,524	19,475
Furniture and fixtures	5-10	21,813	21,711
Construction in progress	—	532	1,319
		331,256	330,825
Less: Accumulated depreciation and amortization		165,976	156,680
		$165,280	$174,145

Depreciation and amortization expense was approximately $21,406 and $20,715 for the years ended January 2, 2016 and January 3, 2015, respectively.

The Company capitalized $1,597 and $1,578 of internal costs related to internal use software for the years ended January 2, 2016 and January 3, 2015, respectively.

During 2015, the Company sold certain properties, net of costs, for a total of approximately $12,287 and recorded a gain of $4,777 which is included in other income in the consolidated statements of operations and comprehensive income.

7.                                       Equity Investment

On November 6, 2006, a subsidiary of the Company (the “Investor”) entered into an arrangement with an unrelated third party to purchase land as tenants in common, of which its share was valued at $6,225. The intent of this arrangement was to build office and warehouse space that would be leased to the Company. In conjunction with the restructuring, the equity investment balance was reduced to zero effective September 30, 2014. Prior to that date, the investment was accounted for under the equity method of accounting as the Project did not meet the criteria for consolidation.

Prior to September 30, 2014, the ground lease with the Company was determined to be an operating lease and the Investor recognized its proportionate share of the lease payments associated with the ground lease as rental income. The remaining investment costs related to construction were being amortized over the lease term using the effective interest method which would have resulted in an investment balance equal to the projected net book value of the Project at lease expiration. Net income recorded under the equity method was $371 during fiscal 2014.

HMK Mattress Holdings LLC

Notes to Consolidated Financial Statements

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands, except share data)

8.                                       Notes Payable

Revolving Credit Facility

The Company has a $50,000 revolving credit facility with a financial institution expiring March 2017. The credit facility was $40,000 at January 3, 2015 but increased to $50,000 effective June 24, 2015. Total borrowings under the revolving credit agreement cannot exceed a percentage of the Company’s eligible inventory and accounts receivable, as defined in the agreement. During 2015, the interest rate for borrowings under the revolving credit agreement was prime plus .75%, which was 4.0% at January 2, 2016. The outstanding balance at January 2, 2016 and January 3, 2015 was $59 and $46, respectively, and is included as a component of notes payable in the consolidated statements of financial position.  The agreement also contains certain financial covenants and restrictions, as defined.

Express Credit Line

The Company has an uncollateralized express credit line agreement with a financial institution. The express credit line was established for a purpose other than purchasing, carrying or trading in securities, or reducing or retiring indebtedness incurred to purchase, carry or trade in securities. All advances are subject to the Company’s loan limit which is at the sole discretion of the financing institution. Outstanding balances are payable upon demand. The interest rates relating to these borrowings for the years January 2, 2016 and January 3, 2015 was 1.13% and 0.87%, respectively, and the outstanding balances against the express credit line was $25,023 and $25,019 at January 2, 2016 and January 3, 2015, respectively. These amounts are included as component of notes payable in the consolidated statements of financial position.

9.                                       Long-Term Debt

Long-term debt at January 2, 2016 and January 3, 2015 consists of the following:

	2015	2014
Senior secured term loan (a)	$153,993	$156,795
Mortgage payable (b)	36,667	38,667
Mortgages payable (c)	12,980	15,979
	203,640	211,441
Less: Current maturities	9,074	6,536
	$194,566	$204,905

HMK Mattress Holdings LLC

Notes to Consolidated Financial Statements

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands, except share data)

(a)           In connection with the Recapitalization, the Company entered into a $170,000 senior secured term loan. The loan, which originally bore interest at LIBOR (with a floor of 1.25%) plus a spread of 6.00%, was amended effective April 22, 2013 to LIBOR plus 4.50%. The loan was amended again, effective January 28, 2014, and the interest rate reduced to LIBOR plus 4.00% and the LIBOR floor to 1.00%. The interest rate was 5.00% at January 2, 2016 and January 3, 2015, respectively. The loan provides for an additional annual repayment based on excess cash flow, as defined. At January 2, 2016 the Company will be required to make an excess cash flow payment of approximately $5,973 during 2016. The 2014 excess cash flows amount was $2,848 and was paid during April 2015. These amounts have been included within current maturities of long term debt within the statements of financial position. As a result of these additional principal payments, the required future quarterly principal payments have been satisfied through the maturity date. Future principal payments will be due based on subsequent excess cash flow requirements and upon loan maturity. The loan also requires that the Company comply with various covenants, including certain financial ratios and restrictions.

(b)           During November 2009, upon completion of the Company’s new office and warehouse facility, the parties to the tenants in common relationship (Note 3) obtained a $48,000 mortgage in order to repay outstanding borrowings used to construct the facility. Simultaneously, the parties entered into an interest rate swap transaction to fix the interest rate on the mortgage at 5.69%.

On September 30, 2014, the outstanding mortgage balance was refinanced for $39,000 through October 2019 and the parties simultaneously entered into a new interest rate swap transaction to fix the interest rate on the mortgage at 3.60%. Management performed a valuation of the swap transactions and has recorded an interest rate swap obligation of $750 and $525 which is included as a component of other liabilities in the statements of financial position at January 2, 2016 and January 3, 2015, respectively. Consistent with the original mortgage, the new mortgage is collateralized by a mortgage lien on the new office and warehouse facility and the parties were required to provide additional collateral in the form of restricted deposits.  The new mortgage note requires monthly payments of approximately $282 including principal and interest, with a balloon payment of $29,000 on October 10, 2019. The mortgage note contains operational and financial covenants which the Company is in compliance at January 2, 2016.

(c)            Mortgages are payable over periods of 5 to 10 years and have interest rates ranging from 1.71% to 6.40%. These mortgages are collateralized by the respective properties with net book values totaling approximately $79,188 at January 2, 2016 and $85,358 at January 3, 2015.

HMK Mattress Holdings LLC

Notes to Consolidated Financial Statements

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands, except share data)

The following is a schedule of principal payment of long-term debt:

Fiscal Year

2016	$9,074
2017	2,985
2018	2,943
2019	185,130
2020	3,508
$203,640

10.                                 Financing Obligation

On November 6, 2006, the Company, through a subsidiary, entered into the Project (Note 3). The Project was initially funded through a construction loan that was replaced with permanent financing in November 2009. The lease term for the Project is 25 years and includes two 12-year renewal options. Rents are charged at a fixed rate and escalate by 2.00% each year. In conjunction with the amended Project ownership structure, the financing obligation was reduced to zero effective September 30, 2014.

Prior to September 30, 2014, based on the Company’s involvement during the construction period and its continued involvement as a tenant in common in the property over the term of the lease, the Company had determined that the Project would be accounted for as a financing obligation. Accordingly, all costs of construction had been included within the consolidated statements of financial position within property and equipment and the construction costs funded by the owner-lessor were recorded as a financing obligation. During fiscal 2014, the Company incurred ground rent expense of approximately $653 and interest expense on the financing obligation of approximately $4,384.

As discussed in Note 3, the Project ownership was restructured through the formation of an LLC as of September 30, 2014, of which 50% is owned by the Company and is accounted for under the consolidation method of accounting.

11.                                 Members’ Deficit

Common Units

The Company issued and has outstanding 36,632,403 Common Units.  There were no Common Units issued during 2015 or 2014. The members holding the Common Units are entitled to one vote or fractional vote for each Common Unit or fractional Common Unit. Common Units are entitled to participate in distributions from the Company, as defined in the Company’s LLC Agreement.

HMK Mattress Holdings LLC

Notes to Consolidated Financial Statements

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands, except share data)

Series A Preferred Units

At January 2, 2016, the Company issued and has outstanding 176,540 Series A Preferred Units. The members holding the Preferred Units (the “Preferred Member”) are entitled to one vote or fractional vote for each Common Unit that the Preferred Member would be entitled to receive determined as of any record date on an as converted basis. Preferred Units are entitled to participate in distributions from the Company, as defined in the Company’s LLC Agreement.

Preferred Units Distributions

The Preferred Units are entitled to receive a priority distribution and are being accreted each year until the Preferred Member no longer holds Preferred Units, as defined. The Preferred Units accrete preferred in-kind dividends, commencing on March 30, 2013 through March 31, 2018, at a rate of 4.50% per annum on the sum of the stated value multiplied by the number of outstanding Preferred Units at the time plus all compounded accrued but unpaid Preferred Distributions, as defined in the Company’s LLC Agreement. The preferential distributions are payable on March 31, 2014 and each subsequent anniversary through March 31, 2018. Distributions are payable by issuance of additional Preferred Units having an aggregate stated value equal to the amount of the distribution to be paid.  During fiscal 2015, the Company accreted dividends of 7,582 preferred in-kind units to the Preferred Members with a fair value of $12,738. During fiscal 2014, the Company accreted dividends of 7,391 preferred in-kind units to the Preferred Members with a fair value of $12,367.

Commencing March 31, 2018, the Preferred Units accrete preferred distributions at a rate of either:

(a)        5.5% per annum or (b) 7.75% per annum depending on whether the Company achieves certain financial hurdles on the sum of the stated value multiplied by the number of outstanding Preferred Units at the time plus all compounded accrued but unpaid preferred distributions, as defined in the Company’s LLC Agreement.

The Preferred Members are also entitled to receive a special distribution if, at the time of a Preferred Exit, as defined, the Preferred Members do not generate an IRR equal to or greater than the IRR Threshold, as defined in the Company’s LLC Agreement. The special distribution is payable in additional Preferred Units, issued immediately prior to the consummation of the Preferred Exit with respect to the then outstanding Preferred Units. The special distribution payable on the Preferred Units in an amount equal to the difference between the preferred distributions paid and the preferred distributions that would have been paid if the preferred distributions had accreted at an annual rate equal to either: (a) 5.5% per annum or (b) 7.75% per annum, depending on whether the Company achieves certain financial hurdles on the sum of the stated value multiplied by the number of outstanding Preferred Units at the time plus all compounded accrued but unpaid preferred distributions, as defined in the Company’s LLC Agreement if the Company does not attain certain financial hurdles, retroactive to March 30, 2012 through the date of the Preferred Exit, divided by $1,000, as adjusted.

Conversion into Common Units

The Preferred Units have a convertible preferred feature. The Preferred Units are convertible (a) at the option of the holder, (b) automatically immediately prior to the consummation of an initial public offering, or (c) at the election of the Preferred Unit holder upon the Preferred Unit holders owning a majority of the Preferred Units then outstanding, on an as converted basis into common units, as defined in the Company’s LLC Agreement, which is subject to annual and other adjustments.

HMK Mattress Holdings LLC

Notes to Consolidated Financial Statements

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands, except share data)

Liquidation Preference

The Preferred Units have a liquidation preference over the holders of Common Units and Profits Units. The liquidation preference entitles the Preferred Members to receive an amount as defined in the Company’s LLC Agreement, plus any distribution declared but unpaid less any distributions declared and paid on the Preferred Units.

Class A Profits Units

The Company entered into Profits Unit Award Agreements (“Profits Unit Agreement”) with certain executives, key employees, and directors of the Company. Pursuant to the terms of the Profits Unit Agreements, the Profits Units consist of two types of units: 40% “Performance Vesting Units” which may vest upon a “Preferred Exit” only if certain Internal Rates of Return (“IRR”) are achieved, and 60% “Time Vesting Units” which vest over a five year period (with the initial vesting generally occurring after three years). The vesting of Time Vesting Units may be accelerated upon a sale of the Company that would result in a distribution, as defined in the Company’s LLC Agreement. Profits Unit holders are required to be continually employed or engaged, as the case may be, through the applicable vesting date. Forfeiture of vesting rates can also occur based upon termination for cause or other violation of the Profits Unit Agreement.

The rights and obligations of the Profits Units are governed by the Company’s LLC Agreement. The members holding Profits Units are not entitled to voting rights. Only vested Profits Units are entitled to participate in distributions from the Company, as defined.

The Time Vesting Units are recorded as equity and the fair value was estimated on the grant dates using an option pricing model. The Time Vesting Units vest 60% after three years and 20% over each of years four and five. The cost of the Time Vesting Units will be recognized on a straight-line basis over five years. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by the employees who receive equity awards.

The Performance Vesting Units are recorded as a liability due to the inclusion of vesting conditions that are other than market, performance, or service. In determining the Performance Vesting Units’ fair value, the Company initially included the vesting conditions. The fair value of the performance units was $5,549 as of the grant dates. The Company will recognize the cost of the awards over the requisite service period, which the Company estimated to be five years as of December 28, 2013. The Company will remeasure the fair value of the Performance Vesting Units at each subsequent reporting period until the awards are settled. Changes in fair value due to remeasurement are included in earnings and represent an adjustment to bring the total cumulative compensation expense recognized equal to the portion of the requisite service period performed and the award’s fair value. This adjustment for the years ended January 2, 2016 and January 3, 2015 was approximately ($466) and ($277), respectively, and was recorded as a component of general and administrative expenses in the consolidated statements of operations and comprehensive income. The Performance Vesting Units liability at January 2, 2016 and January 3, 2015, was $0 and $466, respectively, and is recorded as a component of other liabilities in the consolidated statements of financial position. As of the balance sheet date, no value is assigned to the Performance Units as a result of the closing of sale of HMK on February 5, 2016 (Note 15).

HMK Mattress Holdings LLC

Notes to Consolidated Financial Statements

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands, except share data)

The following table summarizes the total Profits Units activity during the year ended January 2, 2016:

		Weighted		Weighted
		Average		Average
	Time	Fair Value	Performance	Fair Value	Total
Non-vested units, at January 3, 2015	2,384,712	$5.76	1,589,808	$1.20	3,974,520
Granted	631,389		420,926		1,052,315
Vested	(1,506,754)				(1,506,754)
Forfeited	(292,263)		(916,223)		(1,208,486)
Non-vested units, at January 2, 2016	1,217,084	$5.77	1,094,511	$—	2,311,595
Vested units at January 2, 2016	1,541,547		—		1,541,547
Number of units available for future grant	720,695		1,225,040		1,945,735

The following table summarized the total Profits Units activity during the year ended January 3, 2015:

		Weighted		Weighted
		Average		Average
	Time	Fair Value	Performance	Fair Value	Total
Non-vested units, at December 28, 2013	2,633,722	$5.76	1,755,814	$1.20	4,389,536
Granted	215,724		143,816		359,540
Vested	—		—		—
Forfeited	(464,734)		(309,822)		(774,556)
Non-vested units, at January 3, 2015	2,384,712	$5.76	1,589,808	$—	3,974,520
Vested units at January 3, 2015	34,793		—		34,793
Number of units available for future grant	1,059,822		729,743		1,789,565

The following weighted-average assumptions were used to calculate the fair value of the Profits Units:

	2015	2014

Significant assumptions:
Time vesting units
Risk-free rate	1.13%	1.13%
Expected term	5 yrs	5 yrs
Expected volatility	38.6%	38.6%
Expected dividends	0.0%	0.0%

Performance vesting units
Risk-free rate	N/A	1.13%
Expected term	N/A	3.3 yrs
Expected volatility	N/A	38.6%
Expected dividends	N/A	0.0%

HMK Mattress Holdings LLC

Notes to Consolidated Financial Statements

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands, except share data)

Total value of the Profits Units granted and outstanding as of January 2, 2016 and January 3, 2015 was approximately $15,905 and $14,953, respectively. For the fiscal years ended January 2, 2016 and January 3, 2015, approximately $1,613 and $1,307, respectively, of net compensation expense was recorded within the consolidated statements of operations and comprehensive income. As of January 2, 2016, approximately $6,875 of total unrecognized compensation cost related to the nonvested Profits Units is expected to be recognized over the weighted average period of 2.3 years.

12.                               Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In measuring fair value, a fair value hierarchy is used which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

If the inputs used to measure the financial assets and liabilities fall within the different levels described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities measured at fair value on a recurring basis as of January 2, 2016 and January 3, 2015 are summarized below:

	Level 1	Level 2	Level 3	Total

January 2, 2016

Assets
Cash equivalents	$131	$—	$—	$131
Restricted cash
Cash equivalents	2,547	—	—	2,547
Officer’s life insurance	—	258	—	258

Liabilities
Interest rate swaps	—	1,180	—	1,180
Total assets and liabilities	$2,678	$1,438	$—	$4,116

HMK Mattress Holdings LLC

Notes to Consolidated Financial Statements

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands, except share data)

January 3, 2015

Assets
Cash equivalents	$11,689	$—	$—	$11,689
Restricted cash
Cash equivalents	4,425	—	—	4,425
Officer’s life insurance	—	354	—	354

Liabilities
Interest rate swaps	—	1,185	—	1,185
Performance based Profit Units	—	—	466	466
Total assets and liabilities	$16,114	$1,539	$466	$18,119

The Company’s cash equivalents consist of money market funds that are traded in an active market and the net asset value of each fund on the last day of the quarter is used to determine its fair value. Valuations of these cash equivalents do not require a significant degree of judgment, and as such are classified as Level 1.

The Company’s restricted cash consists of cash equivalents that are money market funds as of January 2, 2016 and January 3, 2015. As they meet the definitions above, they are classified as Level 1 and Level 2, respectively.

The officer’s life insurance and interest rate swaps are reported at fair value utilizing Level 2 inputs. The Company obtained bank quotations to assist in the valuations.

Because there is no active market for the Company’s Performance based Profits Units (“Units”), the fair value is determined using an option-pricing model which considers inputs such as estimating the number of restricted years, the estimated volatility, the risk-free interest rate, the dividend yield, and the lack of marketability discount. Due to the subjective nature of the inputs used in the valuation, and their lack of observability, the Units are classified as Level 3 on the fair value hierarchy.

The reconciliation of the fair value of the Company’s Level 3 financial instruments from January 2, 2016 and January 3, 2015 is as follows:

Fair value at January 3, 2015	$466
Change in fair value due to remeasurement of Performance based Profits Units	(466)
Fair value at January 2, 2016	$—

HMK Mattress Holdings LLC

Notes to Consolidated Financial Statements

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands, except share data)

13.           Commitments and Contingencies

Leases

The Company leases retail showrooms and facilities under various noncancelable  operating leases. The leases expire at various times through fiscal 2029 and are subject to escalation clauses for taxes and expenses. Accordingly, the Company records rent expense on a straight-line basis. Future minimum rentals required as of January 2, 2016 under all noncancelable operating leases (exclusive of renewal options) are as follows:

Fiscal Year
2016	$154,342
2017	136,083
2018	113,675
2019	94,237
2020	78,961
Thereafter	246,802
Total	$824,100

For the years ended January 2, 2016 and January 3, 2015, rent expense was $193,339 and $177,461, respectively, net of sublease income of $955 and $269, respectively.

The Company sublets retail showrooms under various operating subleases. Total rental income is netted against rent expense in the consolidated statements of operations and comprehensive income. The subleases expire at various times through fiscal 2016 and are subject to escalation clauses for taxes and expenses. Future minimum sublease income as of January 2, 2016 under all operating subleases (exclusive of renewal options) amounted to $506 for fiscal 2016.

The Company leases certain equipment and maintains service agreement under various noncancelable operating leases that expire at various times through fiscal 2020. Future minimum payments required as of January 2, 2016 under these noncancelable operating leases (exclusive of renewal options) are as follows:

Fiscal Year
2016	$5,132
2017	4,335
2018	1,469
2019	652
2020	381
Total	$11,969

The expense relating to these leases was $9,040 and $9,568 for the years ended January 2, 2016 and January 3, 2015, respectively.

Letters of Credit

The Company has outstanding standby letters of credit amounting to approximately $8,251 at January 2, 2016 and $5,000 at January 3, 2015, which are principally used as collateral for unfunded worker’s compensation claims.

HMK Mattress Holdings LLC

Notes to Consolidated Financial Statements

For the Years Ended January 2, 2016 and January 3, 2015

(dollars in thousands, except share data)

Litigation

The Company is involved in various legal actions arising from normal operations. Management believes that the ultimate outcome of all legal matters will not have a material adverse effect on the Company’s financial condition or results of operations or cash flows.

Purchase Obligations

The Company has purchase obligations of approximately $2,328 and $1,453 at January 2, 2016 and January 3, 2015, respectively, relating to advertising agreements.

Related Parties

Effective March 30, 2012, the Company entered into a management services agreement with the investment group holding the Series A Preferred Units. Compensation continues until the occurrence of a Liquidity Event, as defined. The management services expense is included within general and administrative expenses  in the consolidated statements  of operations and comprehensive income and was $1,201 and $1,053 for the years ended January 2, 2016 and January 3, 2015, respectively.

Other

The Company has a consulting agreement through January 2016 with a former member at a rate of $3,750 per annum. The consulting expense is included within general and administrative expenses in the consolidated statements of operations and comprehensive income and was $4,252 and $3,750 for the years ended January 2, 2016 and January 3, 2015, respectively.

14.           Employee Benefit Plan

The Company has a defined contribution plan for eligible full-time non-union employees, which includes a deferred compensation 401(k) provision. Employees may contribute a specified percentage of their gross compensation each year. The Company may match up to 25 percent of employee contributions not to exceed 1.25% percent of the employee’s compensation. Contributions for the years ended January 2, 2016 and January 3, 2015 were $784 and $747, respectively.

15.          Subsequent Events

On November 25, 2015, HMK entered into an agreement (the “Purchase Agreement”) to sell all of the outstanding equity interests of HMK to Mattress Firm, Inc., a wholly owned indirect subsidiary of Mattress Firm Holding Corporation. The aggregate purchase price is $780 million, subject to working capital and other customary purchase price adjustments. As of the balance sheet date, the transaction was subject to the expiration of the applicable waiting period under the Hart-Scott- Rodino Antitrust Act which expired on January 11, 2016. The closing of the transaction occurred on February 5, 2016. The purchase price payable to the selling equity holders will be reduced by certain payment obligations of HMK, including repayment of certain indebtedness. Simultaneous with the close, the Company has been required to make payments to various members and holders of the Preferred Units and Class A Profits Units, as defined within the respective agreements.

The Company evaluated all other events or transactions that occurred after the statement of financial position date of January 2, 2016 through March 10, 2016, the date these financial statements were available to be issued.